UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2010

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

In September 2010, Advanced Life Sciences Holdings, Inc. (the “Company”) entered into a Standby Equity Distribution Agreement (“SEDA”), with an accredited investor, YA Global Master SPV Ltd. (“YA Master”), for the sale of up to $10.0 million of shares of our common stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of our common stock to YA Master at a discount to market of 5%. As previously disclosed in its quarterly report on Form 10-Q filed on November 12, 2010 and Form 8-K filed on December 8, 2010, the Company had issued 21,079,486 shares to YA Master as of December 3, 2010, and received $550,000 in proceeds through the usage of the SEDA facility.

Between December 4, 2010 and December 22, 2010, the Company issued an additional 14,132,998 shares to YA Master, which represents 6.14% of the shares outstanding as of the date that the Company filed its 10-Q. Sales made on December 22, 2010, caused the Company to exceed the 5% threshold that triggers the reporting requirement of this item. As a result of these issuances, the Company has received $250,000 in proceeds through the usage of the SEDA facility. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: December 29, 2010	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer